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EXHIBIT 11.2 - STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

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FEDERAL-MOGUL CORPORATION AND SUBSIDIARIES



        FOR THE SIX MONTHS ENDED                    PRIMARY         FULLY DILUTED
                                                 --------------    ---------------
                 JUNE 30                          1997    1996      1997     1996
------------------------------------------       ------  ------    ------   ------

EARNINGS:  (In Millions)
  Net earnings before extraordinary item         $ 42.4  $ 26.4    $ 42.4   $ 26.4
  Series C preferred dividend requirements         (1.2)   (1.3)
  Series D preferred dividend requirements         (3.1)   (3.1)              (3.1)
  Additional required ESOP contribution <F1>                         (1.0)     (.9)
                                                  -----   -----     -----    -----
  Net earnings before extraordinary items,
    as adjusted                                    38.1    22.0      41.4     22.4
  Extraordinary item - loss on early
    retirement of debt, net of applicable
    tax benefit                                     2.6               2.6
                                                  -----   -----     -----    -----
  Net earnings available for common
    and equivalent shares                        $ 35.5  $ 22.0    $ 38.8   $ 22.4
                                                  =====   =====     =====    =====

WEIGHTED AVERAGE SHARES:  (In Millions)

  Common shares outstanding                        35.1    35.1      35.1     35.1
  Dilutive stock options outstanding                 .2                .3
  Conversion of Series C preferred stock <F3>                         1.7      1.7
  Contingent issuance of common stock to
    satisfy the redemption price guarantee <F2><F4>                             .7
  Conversion of Series D preferred stock <F3>                         4.4
                                                  -----   -----     -----    -----
  Common and equivalent shares outstanding         35.3    35.1      41.5     37.5
                                                  =====   =====     =====    =====

PER COMMON AND EQUIVALENT SHARE:

   Net earnings before extraordinary item        $ 1.08  $  .63    $  .99   $  .59
   Extraordinary item - loss on early retirement
     of debt, net of applicable tax benefit        (.07)             (.06)
                                                  -----   -----     -----    -----
   Net earnings                                  $ 1.01  $  .63    $  .93   $  .59
                                                  =====   =====     =====    =====

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[FN]
<F1> Amount represents the additional after-tax contribution that would be necessary to meet the ESOP debt service requirements under an assumed conversion of the Series C preferred stock.

<F2> Calculations consider the June 30, 1997 common stock market price in accordance with Emerging Issues Task Force Abstract No. 89-12.

<F3> Amount represents the weighted average number of common shares issued assuming conversion of preferred stock outstanding.

<F4> Amount represents the additional number of common shares that would be issued in order to satisfy the Series C preferred stock redemption price guarantee. This calculation considers only the number of preferred shares held by the ESOP that have been allocated to participants' accounts as of June 30 of the respective year.